November 17, 2005

Exhibit 99.1

FOR FURTHER INFORMATION CONTACT: FOR IMMEDIATE RELEASE

Frank ten Brink 847-607-2012

STERICYCLE ANNOUNCES SETTLEMENT OF 3CI CLASS ACTION LITIGATION

Settlement Will Allow 3CI To Become a Wholly-Owned Subsidiary

Lake Forest, Illinois, November 17, 2005-Stericycle, Inc. (NASDAQ:SRCL), the leading provider in North America of medical waste management and compliance services for the healthcare community, announced today that it has entered into a preliminary settlement to resolve a pending class action lawsuit by the minority shareholders of Stericycle's publicly traded majority-owned subsidiary, 3CI Complete Compliance Corporation, and by 3CI. The settlement remains subject to court approval.

Under the terms of the preliminary settlement, Stericycle will pay a total of $32.5 million. After deducting the plaintiffs' attorneys' fees, in an amount to be approved by the court, the balance of the settlement amount will be paid to members of the plaintiff class to settle all lawsuit claims and alleged damages and will include the purchase or cancellation of all shares of 3CI stock held by the class. The stock purchase will allow 3CI to become a wholly-owned subsidiary of Stericycle.

Stericycle anticipates taking a one-time charge in the fourth quarter of 2005 for settlement and legal expenses. A portion of the $32.5 million will be booked towards the stock purchase when the settlement is finalized. Stericycle does not anticipate that this event will result in any changes to its preliminary 2006 guidance previously given in its conference call of October 25, 2005.

Stericycle and the individual defendants do not admit any liability under the terms of the settlement, and continue to maintain their position that they acted at all times in the best interests of 3CI and its shareholders.

"We agreed to settle this lawsuit to put the matter behind us and focus on realizing the synergies that can be obtained by integrating 3CI's operations into our own," said Mark Miller, Stericycle's President and CEO. "We vigorously fought these allegations for over three years, and were fully prepared to take this matter to a trial on its merits. However, considering the benefits that we expect to gain by being able to integrate 3CI, we concluded that it was in Stericycle's best interest to put an end to the continuing cost and distraction of litigation and to eliminate the uncertainty inherent in a jury trial."

The settlement provides for the dismissal with prejudice of litigation filed in state court in Caddo Parish, Louisiana in July 2002, and litigation pending in state court in Harris County, Texas.

Stericycle provides medical waste collection, transportation, treatment and disposal services and safety and compliance programs. For more information, please visit our website at www.stericycle.com.

Safe Harbor Statement: Statements in this press release may contain forward-looking statements that involve risks and uncertainties, some of which are beyond our control (for example, general economic conditions). Our actual results could differ significantly from the results described in the forward-looking statements. Factors that could cause such differences include difficulties in completing the integration of acquired businesses, changes in governmental regulation of medical waste collection and treatment, and increases in transportation and other operating costs, as well as the various other factors described in our filings with the U.S. Securities and Exchange Commission. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. We make no commitment to disclose any subsequent revisions to forward-looking statements.